CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 30, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of the Strong Foreign Major Markets Fund, Strong International Stock Fund and Strong Overseas Fund (three of the portfolios constituting the Strong International Equity Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 27, 2001